CAPITAL CONNECTION, INC.

417 E. Virginia Street, Suite 1 • Tallahassee, Florida 32302
(904) 224-8870 • 1-800-342-8062 • Fax (904) 222-1222

P97000059142

all Product Distribution Corp

400002232454--1
-07/08/97--01016--017
****122.50 ****122.50

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97 JUL -8 AM 10:27
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

97 JUL -8 AM 9:29
DIVISION OF CORPORATIONS

499A-35191

Signature

Requested by: CSB 7-8 901

Name Date Time

Walk-In ________ Will Pick Up ________

97 JUL -8 AM 10:27

ARTICLES OF INCORPORATION
OF
ALL PRODUCT DISTRIBUTION CORP.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation:

ARTICLE I
CORPORATE NAME

The name of the Corporation is ALL PRODUCT DISTRIBUTION CORP.

ARTICLE II
PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III
PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV
SHARES

The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $.001 par value.

ARTICLE V
PLACE OF BUSINESS

The initial address of the principal place of business of this corporation in the State of Florida shall be 1428 Brickell Avenue, 8th Floor, Miami, FL 33131. The Board of Directors may at any time and from time to time move the principal office of this corporation.

ARTICLE VI
DIRECTORS AND OFFICERS

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

The number of persons constituting the initial Board of Directors shall be 1. The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By-Laws. The name and addresses of the initial Board of Directors and officers are as follows:

Yarek Bartosz — President/Secretary/Director
9521-21 Street S.E.
Calgary, Alberta T2C 4B1

ARTICLE VII
DENIAL OF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

ARTICLE VIII
AMENDMENT OF BYLAWS

Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX
SHAREHOLDERS

9. I. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

9.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

ARTICLE X
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI
SUBSCRIBER

The name and address of the person signing these Articles of Incorporation as subscriber is:

Eric P. Littman
8th Floor
1428 Brickell Avenue
Miami, FL 33131

ARTICLE XII
CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

ARTICLE XIII
RESIDENT AGENT

The name and address of the initial resident agent of this corporation is:

Eric P. Littman
1428 Brickell Avenue
8th Floor
Miami, FL 33131

IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles

of Incorporation this on July 7, 1997.

Eric P. Littman, Subscriber

Subscribed and Sworn on July 7, 1997
Before me:

Isabel Cantera, Notary Public

My Commission Expires:

ISABEL J. CANTERA
MY COMMISSION # CC 429309
EXPIRES: February 25, 1999
Bonded Thru Notary Public Underwriters

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR SERVICE OF PROCESS WITHIN THIS STATE NAMING THE AGENT UPON WHOM PROCESS MAY BE SERVED

Having been named to accept service of process for ALL PRODUCT DISTRIBUTION CORP. at the place designated in the Articles of Incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501(3).

Eric P. Littman

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97 JUL -8 AM 10: 27